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                                                                    EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT

Name                                              Jurisdiction of Incorporation
----                                              -----------------------------
Goware Holding Limited                            British Virgin Islands

Bestkey International Limited                     British Virgin Islands

American Oriental Bioengineering (H.K.) Limited   British Virgin Islands

Heilongjiang Songhuajiang Pharmaceutical Limited  Harbin, China

Harbin Three Happiness Bioengineering Co. Ltd.    Harbin, China

Beautiful International Trade Co. Ltd.            Hong Kong, China